Exhibit 4.3

EXECUTION VERSION

SEVENTH AMENDMENT TO AMENDED AND RESTATED

CREDIT AND FUNDING AGREEMENT

by and among

OLIN CORPORATION

as Borrower

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION

as Administrative Agent

and

PNC CAPITAL MARKETS LLC

as Lead Arranger and Sole Bookrunner

Dated as of July 16, 2019

This SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AND FUNDING AGREEMENT (this “Amendment”), dated as of July 16, 2019, to the Amended and Restated Credit and Funding Agreement dated as of December 9, 2010, as amended by the First Amendment thereto dated as of December 27, 2010, the Second Amendment thereto dated as of April 27, 2012, the Third Amendment thereto dated as of June 23, 2014, the Fourth Amendment thereto dated as of June 23, 2015, the Fifth Amendment thereto dated as of September 29, 2016 and the Sixth Amendment thereto dated as of March 9, 2017 (the “Credit and Funding Agreement”), among OLIN CORPORATION, a Virginia corporation (the “Borrower”), the Lenders and other parties party thereto from time to time and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

RECITALS

A.    Pursuant to the Credit and Funding Agreement, the Lenders have extended credit to the Borrower, on the terms and subject to the conditions set forth therein.

B.    The Borrower has requested that the Credit and Funding Agreement be amended as set forth herein.

C.    The Lenders are willing to agree to such amendments on the terms and conditions set forth herein.

Accordingly, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1.    Definitions. Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the meanings given to them in Section 1.01 of the Credit and Funding Agreement.

1.2.    Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in Section 1.02 of the Credit and Funding Agreement shall apply mutatis mutandis to this Amendment.

ARTICLE 2

AMENDMENTS

2.1.    Amended Definitions. Section 1.01 of the Credit and Funding Agreement is hereby amended by amending and restating the following definitions:

“Consolidated Leverage Ratio” means, as at the last day of any Reference Period, the ratio of (a) (i) Consolidated Total Debt on such date minus (ii) the amount of all unrestricted cash on such date in excess of $50,000,000 in each case that is held in deposit accounts owned by and under the control of the Borrower or any of its Subsidiaries and not subject to any restriction as to its use, to (b) Consolidated EBITDA, for such Reference Period. The

Consolidated Leverage Ratio shall be calculated on the date on which the Borrower delivers to the Administrative Agent the financial statements required to be delivered pursuant to Section 6.01(i)(i) and (ii) or (iii), as the case may be, and the certificate required to be delivered pursuant to Section 6.01(i)(iv) demonstrating such ratio.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that “Consolidated Total Debt” shall exclude the amount of any Indebtedness under any Permitted Receivables Facilities on such date in an aggregate amount not to exceed $250,000,000.

“Wells Credit Agreement” means that Credit Agreement dated as of July 16, 2019, as may be supplemented and amended from time to time, among the Borrower, Blue Cube Spinco LLC, the lenders and issuers of letters of credit that are party to such Wells Credit Agreement or become party to such Credit Agreement pursuant to the terms thereof and Wells Fargo Bank, National Association, as administrative agent for the lenders and issuing banks thereunder.

2.2.    Additional Definitions. Section 1.01 of the Credit and Funding Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“BHC Act Affiliate” shall have the meaning specified in Section 9.15.

“Covered Entity” shall have the meaning specified in Section 9.15.

“Covered Party” shall have the meaning specified in Section 9.15.

“Default Right” shall have the meaning specified in Section 9.15.

“QFC” shall have the meaning specified in Section 9.15.

“QFC Credit Support” shall have the meaning specified in Section 9.15.

“Supported QFC” shall have the meaning specified in Section 9.15.

“U.S. Special Resolution Regimes” shall have the meaning specified in Section 9.15.

2.3.    Section 6.01(b) – Affirmative Covenants – Consolidated Leverage Ratio. Section 6.01(b) of the Credit and Funding Agreement is hereby amended and restated as follows:

“(b) Consolidated Leverage Ratio. Maintain a Consolidated Leverage Ratio as of the last day of each Reference Period (commencing with the Reference Period ending on September 30, 2019) of not more than the ratio set forth opposite such period:

Period	Consolidated Leverage Ratio
September 30, 2019 through and including September 30, 2020	4.00:1.00
December 31, 2020 and thereafter	3.75:1.00

2.4.    Section 6.02(b)(iv) – Negative Covenants – Domestic Subsidiary Indebtedness. Section 6.02(b)(iv) of the Credit and Funding Agreement is hereby amended and restated as follows:

“(vi)    Indebtedness of any Domestic Subsidiary that is a Borrower or a Guarantor (each, as defined in the Wells Credit Agreement) under the Wells Credit Agreement, and”

2.5.    Section 4.01 – Representations and Warranties – Representations and Warranties of the Borrower. Section 4.01 of the Credit and Funding Agreement is hereby amended by adding the following clause (l) immediately after clause (k):

“(l)     No party to any Loan Document is a Covered Entity.”

2.6.    Section 9.15 – Miscellaneous – Acknowledgement Regarding Any Supported QFCs. Article IX of the Credit and Funding Agreement is hereby amended by adding the following Section 9.15 immediately after Section 9.14:

“Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)     As used in this Section 9.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).”

ARTICLE 3

MISCELLANEOUS

3.1.    Effectiveness. This Amendment is effective as of the date hereof upon its execution and delivery by the Borrower and Lenders constituting the Majority Lenders. The Administrative Agent shall promptly notify the Lenders of the occurrence of the effectiveness of this Amendment. On and after the date hereof, each reference in the Credit and Funding Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit and Funding Agreement and each reference in each of the other Loan Documents to “the Credit and Funding Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit and Funding Agreement shall mean and be a reference to the Credit and Funding Agreement as amended by this Amendment.

3.2.    Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that (a) after giving effect to this Amendment, the representations and warranties set forth in the Credit and Funding Agreement are correct in all material respects on and as of the date hereof as though made on and as of the date hereof and (b) no event has occurred and is continuing which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

3.3.    No Waiver. Except as specifically amended or modified pursuant to the terms of this Amendment, the terms and conditions of the Credit and Funding Agreement and the other Loan Documents remain in full force and effect. Nothing herein shall limit in any way the rights and remedies of the Lenders or the Administrative Agent under the Credit and Funding Agreement (as amended and modified hereby) and the other Loan Documents.

3.4.    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or in electronic (i.e., “pdf’ or “tif’) format shall be effective as delivery of a manually executed counterpart of this Amendment.

3.5.    Governing Law. This Amendment and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon arising out of or relating to this Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature page follows.]

[SIGNATURE PAGE TO SEVENTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AND FUNDING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

OLIN CORPORATION		PNC BANK, NATIONAL ASSOCIATION, Individually and as Administrative Agent

By:	/s/ Teresa M. Vermillion	By:	/s/ Caleb A. Shapkoff
Name:	Teresa M. Vermillion	Name:	Caleb A. Shapkoff
Title:	Vice President and Treasurer	Title:	Vice President

WELLS FARGO BANK, N.A.		BANK OF AMERICA, N.A.

By:	/s/ Daniel R. Van Aken	By:	/s/ Jason Payne
Name:	Daniel R. Van Aken	Name:	Jason Payne
Title:	Managing Director	Title:	Vice President

THE NORTHERN TRUST COMPANY		BRANCH BANKING AND TRUST COMPANY

By:	/s/ Molly Drennan	By:	/s/ Trevor H. Williams
Name:	Molly Drennan	Name:	Trevor H. Williams
Title:	Senior Vice President	Title:	Assistant Vice President

BOKF, N.A. d/b/a BANK OF OKLAHOMA

		By:	/s/ Timberly Harding
		Name:	Timberly Harding
		Title:	Senior Vice President